FUNDSTECH CORP.

CARD SERVICES AGREEMENT

This AGREEMENT (“Agreement”) is made this 7th day of June 2006 by and between FundsTech Corp. (“FundsTech”), with its principal place of business at 4425 Park Arroyo, Calabasas, CA 91302 and National Health Partners, Inc., with its principal place of business at 120 Gibraltar Road, Suite 107, Horsham, PA 19044 (the “Client”).

RECITALS

WHEREAS, FundsTech operates the FundsTech Card Service (the “Service”) to provide an electronic fund transfer service that facilitates the transfer of funds between a company, like the Client, and any employee or other persons who receive a FundsTech Card (the “Card”). Such employees and other persons (the “Cardholders”) will have full access to the funds located within the designated bank account that corresponds to the issued Card and those Cardholders will be provided electronic access to their funds, individual card information, and other transaction services;

WHEREAS, FundsTech wishes to make the Service available to the Client through a program (the “Program”), tailored to the Client’s specific needs; and

WHEREAS, Client wishes to make use of the Service through the Program.

1.             SERVICES

The Services shall be affected under the Program through the following arrangement between FundsTech, the Client and its Cardholders:

1.1           FundsTech will issue a Card to any employee or other persons who participate in the Service and, if necessary, have agreed to the terms and conditions of the FundsTech Cardholder Agreement and Disclosure Statement (the “Cardholder Agreement”);

1.2           FundsTech will make available to the Cardholders:

1.2.1       Automated Teller Machine (“ATM”) Services. Cardholders may use Cards at any ATM that bears the network logo that appears on the back of the Card to make cash withdrawals or to inquire about the amount of funds available to them.

1.2.2       Merchant Point-of-Sale (“POS”) Services. Cardholders may use Cards to purchase goods and services at any retail or other establishment that displays the network logo that appears on the back of the Card.

1.2.3        Funds Transfer Services. Cardholders may use the provided electronic access services to transfer funds from the bank account, corresponding to their Card, to a specified account at a financial institution.

1.2.4       Other Services available to Cardholders as outlined in disclosure materials from time to time.

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2.             REPRESENTATIONS, WARRANTIES AND COVENANTS.

2.1.          Representations and Warranties of FundsTech. FundsTech represents and warrants to, and covenants with, the Client that, as of the date hereof, and throughout the term of this Agreement, that:

2.2.1.       FundsTech is duly organized, validly existing and qualified to transact business in each jurisdiction where it is required to be qualified, except where such qualification is not required or where the failure to be so qualified or remain in good standing would not have a material adverse effect upon FundsTech or the ability of FundsTech to perform its obligations hereunder.

2.2.2.       FundsTech has the full power and authority to execute, deliver and perform this Agreement and to enter into and consummate all transactions contemplated by this Agreement, and assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of FundsTech., enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, conservatorship, receivership, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforcement is considered in proceeding in equity or at law.

2.2.3.       The transactions contemplated by this Agreement and the performance of FundsTech of its obligations hereunder are in the ordinary course of FundsTech’s business, and the execution, delivery and the performance of this Agreement and transactions contemplated herein have been duly approved by resolutions of the Board of Directors of FundsTech or an appropriate and duly authorized committee thereof, and such resolutions and this Agreement shall be maintained continuously as official records of FundsTech.

2.2.4.       Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of FundsTech’s articles of incorporation or by-laws or any indenture, agreement or instrument to which FundsTech is now a party or by which it is bound, or constitute a default (whether with notice, the lapse of time, or both) or result in an acceleration under any of the foregoing, or result in the violation of any law to which FundsTech is subject.

2.2.5.       There is no litigation or other proceedings pending or, to FundsTech’s knowledge, threatened, which seeks to enjoin or prohibit the execution, delivery, or enforceability of this Agreement, or which questions the ability of FundsTech to perform its duties and obligations in accordance with the terms hereof, or which is likely to have a material adverse effect on the financial condition of FundsTech.

2.2.6.       No consent, approval, authorization or order of any governmental or regulatory authority is required for the execution, delivery and performance by FundsTech of or compliance by FundsTech with this Agreement or the consummation of the transactions contemplated by this Agreement.

2.2.           Representations and Warranties of the Client. The Client represents and warrants to, and covenants with, FundsTech that, as of the date hereof, and throughout the term of this Agreement, that:

2.2.1.       The Client is duly organized, validly existing and in good standing as a recognized business organization under the law of the State of Indiana and is or will be qualified to transact business in each jurisdiction where it is required to be qualified as a foreign business organization, except where such qualification is not required or where the failure to be so qualified or remain in good standing would not have a material adverse effect upon the client or the ability of the Client to perform its obligations

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hereunder.

2.2.2.       The Client has the full corporate power and authority to execute, deliver and perform this Agreement and to enter into and consummate all transactions contemplated by this Agreement, and assuming the due authorization, execution and delivery by the other parties hereto, this

2.2.3.       Agreement constitutes a legal, valid and binding obligation of the Client, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, conservatorship, receivership, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

2.2.4.       The transactions contemplated by this Agreement and the performance by the client of its obligations hereunder are in the ordinary course of the Client’s business, and, if necessary, the execution, delivery and performance of this Agreement and the transactions contemplated herein have been duly approved by resolutions of the board of Directors of the Client or an appropriate and duly authorized committee thereof, and such resolutions and this Agreement shall be maintained continuously as official records of the Client.

2.2.5.       Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Client’s articles of association, charter or by-laws or any indenture, agreement or instrument to which the Client is now a party or by which it is bound, or constitute a default (whether with notice, the lapse of time, or both) or result in an acceleration under any of the foregoing, or result in the violation of any law to which the Client is subject.

2.2.6.       There is no litigation or other proceedings pending or, to the Client’s knowledge, threatened, which seeks to enjoin or prohibit the execution, delivery or enforceability of this Agreement, or which questions the ability of the Client to perform its duties and obligations in accordance with the terms hereof, or which is likely to have a material adverse effect on the financial condition of Client; and

2.2.7.       No consent, approval, authorization or order of any governmental or regulatory authority is required for the execution, delivery and performance by the Client of, or compliance by the Client with, this Agreement or the consummation of the transactions contemplated by this Agreement.

3.             FEES AND PAYMENTS

3.1.           Fees. The fees (“Fees”) related to the Service are set forth in the Fee Schedule set forth in Exhibit “A” attached to this agreement.

3.2.           Payment Terms Cardholders. FundsTech will deduct transaction fees, as set forth in the Fee Schedule, from the Cardholder Account based upon the attached Fee Schedule upon the execution of the corresponding transaction. FundsTech shall not increase fees charged to Cardholders as set forth in Exhibit “A” during the term of this Agreement, however, FundsTech shall be entitled to increase fees and charges with thirty-days (30) notice to offset any direct cost, increases passed through to FundsTech by changes in operating rules imposed by networks, banks, processors or federal, state or local authorities.

3.3.           Payment Terms FundsTech. FundsTech shall pay to Client, on a monthly basis, net 10 days, all recurring charges for the previous month, as set forth in Fee Schedule Exhibit “A” attached to this

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Agreement.

4.             ENROLLMENT

4.1.           Availability of Services to Cardholders. Client shall notify all of its Cardholders, as well as any other persons to whom the Client may from time to time desire to offer participation in the Service (collectively, the “Prospective Cardholders”), of the Client’s participation in the Service, and the details of the particular Programs for which the Client has subscribed. The Client shall make available to all of the Prospective Cardholders the opportunity to enroll and participate in the Service under one or more Programs.

4.2.           Distribution of Enrollment Materials. The Client shall, if applicable, deliver to each Prospective Cardholder who enrolls in a Program a set of instructional materials (the “Enrollment Materials”) for the Program in which the Prospective Cardholder elects to participate. The Enrollment Materials may include, without limitation, the Cardholder Agreement, which includes the Cardholder Services Fee Schedule (as defined below), a Card, a direct Deposit Authorization Form and other materials as required.

5.             DEPOSIT TO THE ACCOUNT

5.1.           Maintenance of Sub-Account Entries for Each Cardholder. The Bank Trust Account shall be controlled by the designated bank exclusively, on behalf of all Cardholders, and FundsTech shall maintain individual entries in its system reconciled to amounts in the Account for each Cardholder (“Sub-Account”). It is the responsibility of the Client to provide confidential Cardholder information, such as Cardholder name and other individual Sub-Account information needed for these records. Each such Sub-Account entry shall accurately reflect the amount of funds in the Account that are attributable to, and held on behalf of, each particular Cardholder.

6.             TRANSACTION DATA PRIVACY

6.1.           Ownership of Certain Property.

6.1.1        The Service, Programs, Cards, Card numbers, PINs, and the intellectual property related to the operation and functionality of such items and processes, as well as their relationship to, and interaction with, the Services, are the sole property of FundsTech. The Client shall not use, divulge, or grant any third party access to any of the foregoing intellectual and other property, except: (i) as permitted under the Client Privacy Policy Statement (as defined below, (ii) as may be necessary to conduct its internal business, (iii) as may be required by law, or (iv) with the prior express written consent of FundsTech.

6.1.2       Client provides CARExpress Programs to members of the CARExpress Health Savings Network, a discount membership benefit network (“CARExpress”), and issues such members membership cards (“CARExpress Cards”). “CARExpress Programs” means: (i) any activities or services conducted or provided by the Company in connection with the Company’s CARExpress Health Savings Network and any other healthcare benefits network or healthcare savings program of the Company, (ii) any products and accessories offered by the Company, and (iii) any successors or improvements thereto introduced by the Company. CARExpress, the CARExpress Cards and the CARExpress Programs, and the intellectual property related to the operation and functionality of such network, cards and programs, as well as their relationship to, and interaction with, Client, are the sole property of Client. FundsTech shall not use, divulge, or grant any third party access to any of the foregoing intellectual and other property, except: (i) as may be necessary to conduct its internal business, (ii) as may be required by law, or (iii) with the prior express written consent of Client.

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6.1.3       The Cardholders transaction information, including, without limitation, the information presented in the statements, is the property of the respective Cardholders. Neither FundsTech nor the Client shall use, divulge, or grant any third party access to, any such information, except: (i) as permitted under the FundsTech Privacy Policy Statement (as defined below) or the Client Privacy Statement, respectively, or (ii) as may be required by law.

6.2.           FundsTech Privacy Policy Statement. FundsTech has approved and adopted a privacy policy statement, which is maintained and documented on the FundsTech Web Site (which may be accessed at http://www,fundsTech.com) (the “FundsTech Privacy Policy Statement”), and, in the course of performing its obligations under this Agreement, FundsTech shall at all times comply with the FundsTech Privacy Policy Statement.

7.             CONFIDENTIALITY; NON-COMPETITION.

7.1.           Confidentiality. FundsTech and the Client shall not, during the performance of this Agreement, or at any time after the termination or expiration hereof, sell or disclose to any third party, other than as may be required in the performance of their duties and obligations hereunder or as may be required by law, the terms of this Agreement or any of the procedures, practices or confidential dealings of and between each other.

7.2.           Non-Competition. All information received by FundsTech and the Client with respect to the business of the other (other than information which is or, not as a result of FundsTech’s or Client’s, as applicable, actions, becomes a matter of public knowledge) shall not at any time be used for any business or competitive purpose or be disclosed by such person to any third parties without the prior express written consent of the other party.

7.3.           Survival. The covenants and agreements set forth shall survive the consummation of the transactions contemplated by this Agreement.

8.             TERMS AND TERMINATION

8.1.           Term. The term of this Agreement shall commence as of the date first set forth above and shall continue thereafter until the second anniversary of such date. Thereafter, this Agreement shall automatically renew for consecutive, successive terms of two (2) years each, unless and until either party hereto provides the other party written notice of non-renewal with ninety-days (90) notice.

8.2.           Termination. This Agreement may be terminated in any of the following manners:

8.2.1.       Mutual Termination. This Agreement may be terminated at any time by the mutual written agreement of both parties.

8.2.2.      Termination by Non-Renewal. This Agreement may be terminated by either party by written notice of non-renewal in accordance with the provisions of 8.1 hereof.

8.2.3.       Other Termination by FUNDSTECH.
•               If at any time FUNDSTECH’s membership in, participation in or access to a MasterCard network, ATM network or similar network is terminated, FUNDSTECH may terminate this Agreement with respect to that network.

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•               If at any time and for any reason FUNDSTECH’s or its licensors’, suppliers’ or service providers’ access to a MasterCard network, ATM network or similar network is terminated, FUNDSTECH may terminate this Agreement with respect to that network.

•               If at any time FUNDSTECH’s issuing bank or banks terminates its relationship with and/or sponsorship of FUNDSTECH, FUNDSTECH may terminate this Agreement with respect to that bank.

8.2.4       Other Termination by Client

If at any time (i) FUNDSTECH membership in, participation in or access to a MasterCard network, ATM network or similar network is terminated, (ii) FUNDSTECH’s or its licensors’, suppliers’ or service providers’ access to a MasterCard network, ATM network or similar network is terminated, or (iii) FUNDSTECH’s issuing bank or banks terminates its relationship with and/or sponsorship of FUNDSTECH, and any of the events set forth in (i), (ii) or (iii) of this Section 8.2.4 has a material adverse effect on the ability of FUNDSTECH to provide the Services through the Program, Client may terminate this Agreement.

8.2.5       Event of Default. If any one or more of the following events (each, an “Event of Default”) shall occur and be continuing:

•               The failure of a party to remit any payment required by this Agreement, which continues un-remedied for longer than ten (10) business days after written formal notification;

•               The failure of a party to observe or perform, in any material respect, any other of the covenants, obligations or agreements set forth in this Agreement, which failure is not cured within thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given;

•               A decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a trustee, conservator, receiver, or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against party hereto and such decree or order shall have remained in force, un-discharged or un-stayed for a period of sixty-days (60);

•               The consent by a party to the appointment of a conservator or receiver or liquidator in any insolvency readjustment of debt marshaling of assets and liabilities or similar proceedings relating to all or substantially all of such party’s property; or

•               A party admits in writing its inability to pay its debts as they become due, file a petition to take advantage of any applicable insolvency or reorganization or statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations.

Then, and in each and every such case, so long as an Event of Default shall not have been so remedied, the non-defaulting party, by notice in writing to the party in default, may, in addition to whatever rights the non-defaulting party may have at law or equity to damages, including injunctive relief and specific performance, terminate this Agreement.

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9.             UNWINDING RELATIONSHIP.

Upon termination of this Agreement, the parties shall cooperate with each other to facilitate the termination of their relationship under this Agreement. Without limiting the generality of the foregoing, the parties shall cooperate to notify the Cardholders and any other third parties concerning which the parties hereto may mutually agree. In the event that this Agreement is terminated pursuant to an Event of Default, then the party in default shall bear the cost of any conversion or other expenses related to such termination. If this Agreement is terminated for any other reason, then the parties hereto shall share the cost of any conversion or other expenses related to such termination.

10.            DISPUTES

10.1          Duty to Notify. In the event of any dispute, controversy, or claim arising out of or relating to this Agreement or the construction, interpretation, performance, breach, termination, enforceability or validity thereof (hereinafter, a “Dispute”), the party raising such Dispute shall notify the other within thirty-days (30) from the date of its discovery of the Dispute. In the case of a Dispute relating to invoices, billing statements of similar matter, the failure of a party to notify the other party of such Dispute within thirty-days (30) from the date of its receipt shall result in such invoice, billing statement or similar matter being deemed undisputed and accepted by party attempting to raise such Dispute.

10.2          Cooperation to Resolve Disputes. The parties shall cooperate and attempt in good faith to resolve any Dispute promptly by negotiating between persons who have authority to settle the Dispute and who are at a higher level of management than the persons with direct responsibility for administration and performance of the provisions or obligations of this Agreement that are the subject of the Dispute.

10.3          Arbitration. Any Dispute which cannot otherwise be resolved as provided in 9.2 shall be resolved by arbitration conducted in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”) and judgment upon the award rendered by the arbitration tribunal may be entered in any court having jurisdiction thereof. The arbitration tribunal shall consist of a single arbitrator mutually agreed by the parties, or in the absence of such agreement within thirty-days (30) from the first referral of the dispute to the AAA, designated by the AAA. The place of arbitration shall be Las Vegas, Nevada, unless the parties shall have agreed to another location within fifteen-days (15) from the first referral of the dispute to the AAA. The arbitration award shall be final and binding. The parties waive any right to appeal the arbitration award; to the extent a right to appeal may be lawfully waived. Each party retains the right to seek judicial assistance: (i) to compel arbitration; (ii) to obtain interim measures of protection prior to or pending arbitrations; (iii) to seek injunctive relief in the courts of any jurisdiction as may be necessary and appropriate to protect the unauthorized disclosure of its proprietary or confidential information, and (iv) to enforce any decision of the arbitrator, including the final award.

10.4          Confidentiality. The arbitration proceedings contemplated by this Section shall be as confidential and private as permitted by law. To that end, the parties shall not disclose the existence, content or results of any proceedings conducted in accordance with this Section, and materials submitted in connection with such proceedings shall not be admissible in any other proceeding, provided, however, that this confidentiality provision shall not prevent a petition to vacate or enforce an arbitral award, and shall not bar disclosures required by any laws or regulations.

11.           LIMITATION OF LIABILITY; INDEMNIFICATION

11.1         Limitation of Liability. Neither FundsTech, the Client nor any of their respective directors,

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officers, employees or agents shall be under any liability for any action taken, or for refraining from the taking of any action in good faith pursuant to this Agreement; provided, however, that this provision shall not protect FundsTech p., the Client or any such person against any breach of their respective representations, warranties, or covenants made herein, or against any specific liability imposed pursuant hereto, or against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations or duties hereunder. FundsTech, the Client and any other respective directors, officers, employees or agents may rely in good faith on any document of any kind, which, prima facie, is properly executed and submitted by any appropriate person respecting any matters arising hereunder.

11.2         Indemnifications. Each party together with their respective directors, officers, employees or agents shall be indemnified and held harmless by the other party against any loss, liability or expense incurred in connection with any actions, proceedings or investigations (including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ) arising out of the indemnifying party’s failure to perform its obligations under this Agreement, other than any loss, liability or expense incurred, in part or in whole, by reason of the indemnified party’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or by reason of the indemnified party’s reckless disregard of its obligations or duties hereunder. Notwithstanding the foregoing, neither party shall be responsible under this indemnification for consequential, incidental, special or punitive damages, even if the indemnifying party had prior knowledge of the possibility of the same.

12.           MISCELLANEOUS

12.1         Warranties; Limitation on Liability. FUNDSTECH MAKES NO WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY SERVICES, PRODUCTS OR EQUIPMENT PROVIDED HEREUNDER, INCLUDING, AND WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. FUNDSTECH SOLE RESPONSIBILITY TO THE CLIENT AND THE CARDHOLDERS SHALL BE TO MAKE THE SERVICE AVAILABLE IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT AND THE CARDHOLDER AGREEMENT. IN NO EVENT SHALL FUNDSTECH BE LIABLE TO THE CLIENT, ANY CARDHOLDER OR ANY OTHER FIRM OR PERSON FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES, EVEN IF FUNDSTECH HAD PRIOR KNOWLEDGE OF THE POSSIBILITY OF SAME.

12.2         Force Majeure. Neither party hereto shall be liable for any failure to perform its obligations under this Agreement due to: (i) acts of God, such as fires, floods, electrical storms, unusually severe weather and natural catastrophes; (ii) civil disturbances such as strikes and riots; (iii) acts of aggression, direct or consequential, such as explosions, wars, and terrorism; (iv) failure of any third party service to providers to adequately provide such services, including, without limitation ATM network services, the Bank’s services, telecommunication services, and merchant POS services; (v) failures or fluctuations in electric power, heat, light, air conditioning, computer or telecommunications services or equipment; and (vi) acts of government, including, without limitation, the actions of regulatory bodies which significantly inhibit or prohibit either party from performing their obligations under this Agreement (each, a “Force Majeure”). In such event, the performance of such party’s obligations shall be suspended during the period of existence of such force Majeure and the period reasonably required thereafter resuming the performance of the obligation. The parties shall use their best reasonable efforts to minimize the consequences of the Force Majeure.

12.3         Governing Law. This Agreement shall be construed in accordance with the laws of the State of Nevada and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws without regard to conflicts of law or choice of law principles.

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12.4         Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, to:

(a) in the case of FundsTech:	(b) in the case of the Client:

4425 Park Arroyo	120 Gibraltar Road
Calabasas, CA 91302	Horsham, PA 19044

Attention: Business Services	Attention: Chief Financial Officer
Telephone: 818-222-7521	Telephone: 215-682-7114
Facsimile: 818-222-7521	Facsimile: 215-682-7116

12.5         Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenant, agreements, provisions, or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

12.6         Waivers. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced. Any failure to insist upon strict compliance with any of the terms or conditions of this Agreement shall not be deemed a waiver of such terms or condition, nor shall any waiver or relinquishment of any right or power hereunder at any time or times be deemed a subsequent waiver or relinquishment of such right or power.

12.7         Counterparts. This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed, shall be deemed to be an original, and all such counterparts shall constitute one and the same agreement. An executed facsimile copy of this Agreement is sufficient to evidence this Agreement and the effectiveness hereof.

12.8         Schedules and Exhibits. The Schedules and Exhibits to this Agreement, as amended and in effect from the time of such amendment until subsequent amendment thereto, if any, are hereby incorporated and made a part hereof and are an integral part of this Agreement.

12.9         Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior to contemporaneous agreements and understandings regarding the subject matter hereof, whether written or verbal. This Agreement may be modified or amended only in writing signed by the parties hereto.

12.10        Effect of Headings and Recitals. The Section and paragraph headings herein, as well as the recitals and preamble that precede the material provisions of this Agreement, are for convenience only and shall not affect the construction hereof.

12.11        No Third-Party Beneficiaries. This Agreement is not intended, and shall not be construed to, confer any rights upon any shareholder, creditor, partner or joint venturer of FundsTech Corp. (except to the extent any such persons or entities may be indemnified hereunder), or any other person or entity, whether as third party beneficiaries or otherwise, against any party hereto or their respective directors, officers, agents, employees, representatives, affiliates or controlling persons.

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12.12        Non-Exclusivity. The Client understands and agrees that FundsTech’s relationship with the Client under this Agreement is non-exclusive, and that FundsTech may at any time establish similar relationships with one or more other parties for similar or any other purposes. FundsTech understands and agrees that the Client’s relationship with FundsTech under this Agreement is non-exclusive, and that Client may at any time establish similar relationships with one or more other parties for similar or any other purposes

12.13        Amendment. This Agreement may be amended from time to time only in writing signed by FundsTech Corp. and the Client.

12.14        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that no party hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other party hereto.

IN WITNESS WHEREOF, FundsTech and the Client have caused this Agreement to be duly executed the date and year first above by their duly authorized representative.

NATIONAL HEALTH PARTNERS, INC.	FUNDSTECH CORP.

By: /s/ Alex Soufflar	By: Donald C. Headlund

Name: Alex Soufflar	Name: Donald C. Headlund

Title: CFO/EVP	Title: President

Date: 6/7/06	Date: 6/7/06

US Tax ID: 04-3786176

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SUMMARY OF EXHIBIT A

FEE SCHEDULE

The following retail prices and commissions are set out in this exhibit:

Item	Retail	Commission

Web Interface/API
Merchant Interface
Integration
Implementation, Training & Follow-up
IVR Messaging
Payment/Statement Posting
Card Cost/ATM Branded Debit Card**
Card Cost/Debit MasterCard***
Check against terrorist list per card

Cost to set-up Carexpress/Mastercard program
Branded Debit MasterCard/Program Set-up****
Annual Fee
CVC Fee

**Minimum order 1,000 cards See attached volume discount
***Minimum order 2,000 cards See attached volume discount
**** This is a fee paid to the sponsoring bank who then forwards to MasterCard.

Cardholder Fees:

The “Retail” fee is the suggested fee to be charged to the Cardholder. The “Commission” is the amount FundsTech pays the Client.

	Retail	Commission

Enrollment Fee
Annual Fees

Monthly Fees:
Non-Active Card
Active Card
Administrative Fee
Dormancy Fee
(After 90 days of No Activity)
Monthly Fee

Card Usage Fees paid by Cardholder:

United States	Retail	Commission

ATM
Withdrawal
Declined Withdrawal
Inquiry
Declined Inquiry

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POS

Signature Purchase
PIN Purchase
Declined Purchase
Inquiry
Declined Inquiry
Return
Declined Return

Outside United States:

ATM

Withdrawal
Declined Withdrawal
Inquiry
Declined Inquiry

POS

Signature Purchase

PIN Purchase

Declined Purchase
Inquiry
Declined Inquiry
Return
Declined Return

*Currency Conversion Rate May Apply

Money Transfer Card to Card:

Up to    $  100
$   101- $   250
$   251- $   500
$   501- $   750
$   751- $1,000
$1,001- $1,500
$1,501   $2,000

Transfer to Checking Account (ACH)      $1.50
PIN Change                                                                   Free
Automated Telephone (U.S.)                      Free
Operator Assisted (U.S.)                                             Free
($0.50 each after 4 Monthly)
Automated Telephone (Outside U.S.)       Free
($1.00 each after 1 Monthly)
Operator Assisted (Outside U.S.)                              Free
($2.50 each after 1 Monthly)
Website Log In                                              Free
Payday Advance                                           Available in Future
(Paycard Program Only)
Periodic Statement (Mailed)
Cardholder Initiated Cancellation
Convenience Check
Card Replacement

Loading Card:

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Direct Deposit(1)
Via ACH
Via ACH (Per Card, Per Transaction)
Via Postal Money Order
Via Wire Transfer (Plus Bank Fee)
Via Bank Deposit
Via Check (7 days to use funds)
Via Participating Retailers

(1) You can charge a fee for direct deposit and you would receive the fee.

Cost of each card:

# cards ordered	Cost to Client
5,000
10,000
25,000
50,000

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